As filed with the Securities and Exchange Commission on October 19, 2023

Registration No. 333-******

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENSYSCE BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	82-2755287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7946 Ivanhoe Avenue, Suite 201, La Jolla, California 92037

(Address of Principal Executive Offices) (Zip Code)

Ensysce Biosciences, Inc.

Amended and Restated 2021 Omnibus Incentive Plan

(Full title of the plan)

Dr. Lynn Kirkpatrick

President, Chief Executive Officer & Director

7946 Ivanhoe Avenue, Suite 201

La Jolla, California 92037

(858) 263-4196

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:

Gregory J. Rubis, Esq.

Eric D. Kline, Esq.

Troutman Pepper Hamilton Sanders LLP

301 Carnegie Center, Suite 400
Princeton, New Jersey 08540

Telephone: (609) 452-0808

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On October 7, 2021, Ensysce Biosciences, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-260116) (the “Original Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 22,683 shares of its common stock, par value $0.0001 per share (“Common Stock”), of which (i) 18,517 shares of Common Stock were reserved for issuance upon the exercise of outstanding options that were assumed under the Registrant’s 2021 Omnibus Incentive Plan (the “2021 Incentive Plan”) and (ii) 4,166 shares Common Stock were reserved for future grants of awards under the 2021 Incentive Plan. On January 31, 2022, the Registrant filed a Registration Statement on Form S-8 (File No. 333-262419) (the “Additional Registration Statement”) with the Commission to register 12,500 additional shares of Common Stock in connection with the amendment and restatement of the 2021 Incentive Plan, which was approved by the Registrant’s shareholders on January 26, 2022.

This Registration Statement registers 26,725 additional shares of Common Stock in connection with Section 4.1(a)(i) of the 2021 Incentive Plan and 585,796 additional shares of Common Stock in connection with an amendment of the 2021 Incentive Plan, which was approved by the Registrant’s shareholders on August 24, 2023. Accordingly, and pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement and the Additional Registration Statement are incorporated by reference herein, except that the provisions contained in Part II of the Original Registration Statement and the Additional Registration Statement are modified as set forth in this Registration Statement.

On October 28, 2022, the Registrant effected a one-for-twenty reverse split of Common Stock (the “2022 Reverse Split”). On March 31, 2023, the Registrant effected a one-for-twelve reverse split of Common Stock (the “2023 Reverse Split” and together with the 2022 Reverse Split the “Reverse Splits”). All share and per share information has been restated retroactively, giving effect to the Reverse Splits for all periods presented.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 30, 2023 and the audit report and related consolidated financial statements in Pre-effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the Commission on May 9, 2023 (File no. 333-271480);.

b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, and June 30, 2023, filed with the Commission on May 15, 2023 and August 11, 2023, respectively;

c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 13, 2023, January 19, 2023, January 31, 2023, February 1, 2023, February 7, 2023, March 24, 2023, March 30, 2023, March 31, 2023, April 10, 2023, May 15, 2023, June 2, 2023, June 14, 2023, August 11, 2023 and August 28, 2023 (in each case other than portions of those documents deemed to be furnished and not filed); and

d)	The description of the Registrant’s Common Stock contained in the Form 8-A filed with the Commission on November 28, 2017 by our predecessor corporation, Leisure Acquisition Corp., included a description of common stock that has been updated with the filing of our Third Amended and Restated Certificate of Incorporation as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on July 7, 2021, including any subsequently filed amendments or reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description of the Exhibit
4.1	Ensysce Biosciences, Inc. Amended and Restated 2021 Omnibus Incentive Plan, as amended (incorporated by reference to Annex A to the Ensysce Biosciences, Inc. Definitive Proxy Statement on Schedule DEF 14A filed on July 14, 2023 (File No. 001-38306))

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1*	Consent of Mayer Hoffman McCann P.C.

23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page to this registration statement)

107*	Filing fee table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 19, 2023.

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Dr. Lynn Kirkpatrick
Dr. Lynn Kirkpatrick
President, Chief Executive Officer
and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Lynn Kirkpatrick and David Humphrey, and each of them, as his true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Ensysce Biosciences, Inc. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 19, 2023.

Signature	Title	Date

/s/ Dr. Lynn Kirkpatrick	President, Chief Executive Officer and Director	October 19, 2023
Dr. Lynn Kirkpatrick	(Principal Executive Officer)

/s/ David Humphrey	Chief Financial Officer, Secretary and Treasurer	October 19, 2023
David Humphrey	(Principal Financial and Accounting Officer)

/s/ Andrew Benton	Director	October 19, 2023
Andrew Benton

/s/ William Chang	Director	October 19, 2023
William Chang

/s/ Bob Gower	Director and Chairman of the Board	October 19, 2023
Bob Gower

/s/ Adam Levin	Director	October 19, 2023
Adam Levin

/s/ Steve Martin	Director	October 19, 2023
Steve Martin

/s/ Lee Rauch	Director	October 19, 2023
Lee Rauch

/s/ Curtis Rosebraugh	Director	October 19, 2023
Curtis Rosebraugh